Exhibit 99.1

Bradley Pharmaceuticals, Inc. (NYSE: BDY) was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based on the strategy of Acquire, Enhance and Grow. Bradley Acquires non-strategic brands, Enhances these brands with line extensions and improved formulations and Grows the products through promotion, advertising and selling activities to optimize life cycle management. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in topical therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, respiratory and other internal medicine brands; and A. Aarons, which markets authorized generic versions of Doak and Kenwood therapies.

Important announcement:
July 26 - 30, 2006 - Doak Dermatologics will be exhibiting at the Summer Meeting of the American Academy of Dermatology, held in San Diego, CA.

August 7 – 10, 2006 - Doak Dermatologics will be exhibiting at the American Podiatric Medical Association, held in Las Vegas, NV.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

BRADLEY CONFIRMS RECEIPT OF
DIRECTOR NOMINATION PROPOSAL

Fairfield, NJ – July 20, 2006 - BRADLEY PHARMACEUTICALS, INC. (NYSE: BDY) today announced that it received a letter from Costa Brava Partnership III L.P., signed by Roark, Rearden & Hamot, LLC, its General Partner, by Seth W. Hamot, President, indicating its intention to nominate three directors for election at Bradley’s 2006 annual meeting of stockholders: Douglas E. Linton, John S. Ross and Seth W. Hamot. Costa Brava has notified the Company that in the event the Nominating and Corporate Governance Committee decides not to accept these three individuals as part of the Company’s slate, Costa Brava intends to nominate these individuals for election as directors and to solicit proxies for their election. Bradley is evaluating this matter and will respond in due course.

Previously, on June 22, 2006, Bradley filed a Current Report on Form 8-K indicating that shareholders who wish to submit proposals to be considered at the rescheduled 2006 annual meeting of stockholders or to nominate directors must submit their proposals to Bradley at its offices on or before July 24, 2006.

Additional Information

In connection with its 2006 annual meeting of stockholders, Bradley Pharmaceuticals, Inc. will file an amended notice of annual meeting and proxy statement with the Securities and Exchange Commission (“SEC”). STOCKHOLDERS OF BRADLEY ARE URGED TO READ THE AMENDED NOTICE OF ANNUAL MEETING AND PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and stockholders can obtain free copies of the amended notice of annual meeting and proxy statement and other documents when they become available by contacting the Company at Bradley Pharmaceuticals, Inc., Investor Relations, 383 Route 46 West, Fairfield, NJ 07004-2402, or by telephone at (973) 882-1505, ext. 313. In addition, documents filed with the SEC by Bradley are available free of charge at the SEC’s website at www.sec.gov.

Bradley Pharmaceuticals, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Bradley in connection with the 2006 annual meeting of stockholders. Information regarding the special interests of these directors and executive officers in the proposed election of directors will be included in Bradley’s amended proxy statement for its 2006 annual meeting. This document will be available free of charge at the SEC’s website at www.sec.gov and from Investor Relations at Bradley as described above.